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                                   AMENDMENT
                                    TO THE
               EAGLE GROWTH SHARES, INC./PHILADELPHIA FUND, INC.
            PROFIT SHARING/ MONEY PURCHASE PENSION RETIREMENT PLAN

                             W I T N E S S E T H:
                             - - - - - - - - - -

    WHEREAS, Philadelphia Fund, Inc. (the "Fund") is the sponsor of a prototype retirement plan known as the "Eagle Growth Shares, Inc./Philadelphia Fund, Inc. Profit Sharing/Money Purchase Pension Retirement Plan (the "Plan"); and

    WHEREAS, the Plan is the subject of two favorable opinion letters issued by the Internal Revenue Service and dated April 3, 1991; and

    WHEREAS, pursuant to Internal Revenue Service Rev. Proc. 93-12 and Rev. Proc. 94-13, the Plan must be amended on or before December 31, 1994 to comply with the Unemployment Compensation Amendments of 1992 and the Omnibus Budget Reconciliation Act of 1993, respectfully; and

    WHEREAS, the aforementioned Rev. Proc. provide "model" amendment language for such purpose which, if adopted by the Fund as an amendment to the Plan, will have no effect on an employer's ability to rely on the Internal Revenue Service opinion letters dated April 3, 1991.

    NOW, THEREFORE, the Plan is hereby amended as follows:

    1. Section 2.5 of the Plan's Basic Plan Document No. 01 is revised by adding the following at the end thereof:

        In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of this Plan to the contrary, for Plan Years beginning after January 1, 1994, the annual compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a) (17) (B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which

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    is the number of months in the determination period, and the denominator of which is 12.

        For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a) (17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

        If compensation for any determination period is taken into account in determining an employee's benefits accruing in the current Plan Year, the compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

    2. Article VIII of the Plan's Basic Plan Document No. 01 is revised by adding the following new Section 8.9 thereto:

        8.9 Direct Rollovers.

            (a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

            (b)  Definitions.

                 (i) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint

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        lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period often years or more; any distribution to the extent such distribution is required under section 401 (a) (9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                 (ii) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in section 408
        (b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401 (a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                 (iii) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in section 414 (p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                 (iv) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

        IN WITNESS WHEREOF, the Fund has caused this amendment to be executed by its duly authorized officers this 21st day of October, 1994.

ATTEST:                                         PHILADELPHIA FUND, INC.
/s/Ronald F. Rohe                               By:/s/Donald H. Baxter
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